Exhibit 10.21

September 15, 2010

Stephen Turner

c/o Pacific Biosciences, Inc.

1380 Willow Road

Menlo Park, CA 94025

Re:	Letter Relating to Employment Terms

Dear Steve:

This letter is to confirm the terms of your employment with Pacific Biosciences, Inc. (the “Company”). This letter supersedes all prior agreements relating to the terms of your employment, except for the Change in Control Severance Agreement dated September 9, 2010, between you and the Company (the “Severance Agreement”) and the Proprietary Information and Inventions Agreement dated March 3, 2004, between you and the Company (the “Confidentiality Agreement”). This letter reflects the terms that are in effect as of September 15, 2010 (the “Effective Date”).

1.	Title and Cash Compensation

Your title is, and shall remain, Vice President and Chief Technology Officer. In your capacity as Vice President and Chief Technology Officer, you will continue to report to the Chief Executive Officer and President. As of the Effective Date, your base salary is $275,000 on an annualized basis.

2.	Bonus Compensation

In addition to your base salary, you will be eligible for an annual incentive cash award, as determined by the Company. For calendar year 2010, you are eligible to receive a bonus of up to 30% of your base salary as of the Effective Date, pro-rated for the portion of the year covered by our incentive plan. The target bonus and its components, the Company performance objectives, and your individual objectives shall be determined each year by the Compensation Committee of the Board of Directors (the “Compensation Committee”) in consultation with the CEO.

3.	Equity Awards

The Company may grant equity awards to you from time to time, which will be subject to the terms of the applicable equity compensation plan or arrangement in effect at the time of grant. The Compensation Committee will determine in its discretion whether you will be

1380 Willow Road, Menlo Park, CA 94025 Tel: 650.323.9401 Fax: 650.323.9410 www.pacificbiosciences.com

Stephen Turner

September 15, 2010

granted any such equity awards and the terms and conditions of any such awards in accordance with the terms of any applicable equity plan.

You should be aware that you may incur federal and state income taxes as a result of your receipt or the vesting of any equity compensation awards and it shall be your responsibility to pay any such applicable taxes.

4.	Other Benefits

As an employee, you will continue to be eligible to receive our standard employee benefits, except to the extent that this letter agreement provides you with more valuable benefits than the Company’s standard policies.

5.	Additional Terms

You should be aware that your employment with the Company is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, subject to the severance obligations under or referred to in this letter.

Please review these terms to make sure they are consistent with your understanding. If so, please send the original signed offer letter to Mary Corbett no later than two days after your receipt of this letter.

Sincerely,

Pacific Biosciences, Inc.

By:	/s/ Hugh C. Martin
Hugh C. Martin
Chairman, CEO and President

AGREED:

Signed:	/s/ Stephen Turner
Stephen Turner

Dated:	Sept 17, 2010